EXHIBIT 99.1

The J.G. Wentworth Company™ to Acquire WestStar Mortgage, Inc.

Addition of Consumer Mortgage Lending Expands Reach into Large Consumer Category

RADNOR, Pa., March 10, 2015 – The J.G. Wentworth Company™ (“J.G. Wentworth”) (NYSE: JGW), a leading purchaser of structured settlement payments, annuity payments, lottery payments and other receivables through the J.G. Wentworth and Peachtree brands, today announced that it has signed a stock purchase agreement to acquire WestStar Mortgage, Inc. (“WestStar”), a privately-held residential mortgage company specializing in conforming mortgage lending, for $54 million in cash and J.G. Wentworth Class A Common Stock, with a minimum of 75% of the transaction in cash.

Headquartered in the Washington, D.C. suburb of Woodbridge, VA., WestStar specializes in originating Conventional, VA, and FHA loans and is licensed to operate in 40 states. The firm was founded in 2000 and has over 300 employees in 15 states across the country. In 2014, WestStar closed $1.5 billion of new loan originations, and the company sold or securitized approximately half of the loans it originated to government backed organizations and half to third party institutional investors in the secondary market. J.G. Wentworth believes that the transaction will be accretive to adjusted net income by 15-20% on an ongoing basis.

“Our acquisition of WestStar represents the next major step in our strategy to become a more diversified financial services company, and it provides an exciting opportunity to expand our brand and product suite to a new customer base,” said Stewart A. Stockdale, Chief Executive Officer, The J.G. Wentworth Company™. “Together, we will leverage the core competencies of J.G. Wentworth, including our national brand, direct marketing abilities, call center excellence, information management and digital capabilities to drive additional mortgage originations.”

“This is an exciting step forward in the evolution and growth trajectory of our company,” said Walter F. Jones, Chairman and Chief Executive Officer, WestStar Mortgage, Inc. “Working together with the management team and capabilities at J.G. Wentworth provides an exciting vision for the future.”
WestStar will join The J.G. Wentworth Company™ as a newly-rebranded division under the name J.G. Wentworth Home Lending, and the division will remain in the company’s current headquarters in Woodbridge, VA. The current management team, led by Walter F. Jones, Roger W. Jones, and Kathy Zimpel will focus on leveraging the many assets of J.G. Wentworth to drive growth and innovation in the mortgage business.

The acquisition is subject to customary closing conditions and regulatory approvals and is expected to be completed in the third quarter of 2015. Advisors to J.G. Wentworth were K&L Gates, KPMG and Reed Smith LLP. Firms advising WestStar were Houlihan Lokey and SheppardMullin.

EXHIBIT 99.1

Forward Looking Statements
Certain statements in this press release may constitute “forward-looking statements.” All statements, other than statements of historical fact, are forward-looking statements. You can identify such statements because they contain words such as “plans,” “expects,” or “does expect,” “budget,” “forecasts,” “anticipates,” or “does not anticipate,” “believes,” “intends,” and similar expressions or statements that certain actions, events or results “may,” “could,” “would,” “might,” or “will,” be taken, occur or be achieved. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements and should not be relied upon as any guarantee of performance or results.

About The J.G. Wentworth Company™
The J.G. Wentworth Company™ focuses on key sectors, including structured settlement payment purchasing, annuity payment purchasing, lottery payment purchasing and pre-settlement funding. Through our two market-leading and highly-recognizable brands, J.G. Wentworth and Peachtree Financial Solutions, we purchase future structured settlement payment streams from our customers. For more information about The J.G. Wentworth Company™, visit www.jgw.com or use the information provided below.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of our securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful, prior to registration or qualification under the securities laws of any such state or jurisdiction.
Contacts:
Investor Relations:
866-386-3853
investor@jgwpt.com

Media Inquiries:
Makovsky for The J.G. Wentworth Company™
Michael Goodwin
212-508-9639
mgoodwin@makovsky.com